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                                                                      EXHIBIT 12

                       JOHNSON & JOHNSON AND SUBSIDIARIES

       STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
                             (DOLLARS IN MILLIONS)

                                                              FISCAL YEAR ENDED
                                     --------------------------------------------------------------------
                                     DECEMBER 29,   DECEMBER 30,   DECEMBER 31,   JANUARY 2,   JANUARY 3,
                                         2002           2001           2000          2000         1999
                                     ------------   ------------   ------------   ----------   ----------
Determination of Earnings:
  Earnings Before Provision for
     Taxes on Income...............     $9,291         7,898          6,868         5,877        4,333
  Fixed Charges....................        259           245            292           337          269
                                        ------         -----          -----         -----        -----
          Total Earnings as
            Defined................     $9,550         8,143          7,160         6,214        4,602
                                        ======         =====          =====         =====        =====
Fixed Charges and Other:
  Rents............................         99            92             88            82           83
  Interests........................        160           153            204           255          186
                                        ------         -----          -----         -----        -----
          Fixed Charges............        259           245            292           337          269
  Capitalized Interest.............         98            95             97            84           73
                                        ------         -----          -----         -----        -----
          Total Fixed Charges......     $  357           340            389           421          342
                                        ======         =====          =====         =====        =====
Ratio of Earnings to Fixed
  Charges..........................      26.75         23.95          18.41         14.76        13.46
                                        ======         =====          =====         =====        =====

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(1) The ratio of earnings to fixed charges represents the historical ratio of
    Johnson & Johnson and is calculated on a total enterprise basis. The ratio is computed by dividing the sum of earnings before provision for taxes and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges represent interest (including capitalized interest) and amortization of debt discount and expense and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases.